Exhibit 10.4

FIRST AMENDMENT TO

SERVICES AGREEMENT

This First Amendment (this “Amendment”) to the Services Agreement dated as of June 17, 2003 among Williams Energy Partners L.P., WEG GP LLC and WEG Acquisitions, L.P. is being entered into as of the 19th day of May, 2004. Capitalized terms used but not defined herein are used as defined in the Agreement.

WHEREAS, effective September 1, 2003, Williams Energy Partners L.P., WEG GP LLC, WEG Acquisitions, L.P., Williams OLP, L.P. and Williams Pipe Line Company, LLC each changed their names;

WHEREAS, the parties hereto desire to amend the Agreement to reflect the new names of the entities and to amend Section 4.05 of the Agreement;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Throughout the Agreement, the terms set forth in the following table under Column A shall be replaced by the terms set forth under Column B:

Column A	Column B
Williams Energy Partners L.P.	Magellan Midstream Partners, L.P.

WEG	MMP

WEG GP LLC	Magellan GP, LLC

WEG Acquisitions, L.P.	Magellan Midstream Holdings, L.P.

WEG Acquisitions	Holdings

Williams OLP, L.P.	Magellan OLP, L.P.

Williams Pipe Line Company, LLC	Magellan Pipeline Company, LLC

2. In Section 1.01, the term “Partnership Agreement” shall be amended and restated in its entirety to read as follows:

“Partnership Agreement” shall mean that Third Amended and Restated Agreement of Limited Partnership of Magellan Midstream Partners, L.P. dated as of April 22, 2004, as may be further amended from time to time.

3. Section 4.05 shall be amended and restated in its entirety to read as follows:

Section 4.05. Holdings’ Employees. The obligations under Sections 4.01 and 4.02 shall be limited to payment of Holdings or its Affiliates for expenses in connection with its employees engaged in the provision of Services hereunder, and GP shall not be obligated to pay to Holdings’ employees directly any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that if Holdings ever fails to pay any employee within 30 days of the date such employee’s payment is due:

(a) MMP may (i) pay such employee directly, (ii) employ such employee directly, (iii) notify Holdings and begin to pay all employees providing service to MMP directly, or (iv) notify Holdings that this Agreement is terminated and employ all employees directly; and

(b) Holdings shall reimburse MMP the amount MMP paid to Holdings for employee services that Holdings did not pay to the employees.

4. Except as hereby amended, the Agreement shall remain in full force and effect.

5. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of New York, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

Magellan GP, LLC		Magellan Midstream Partners, L.P.
		By:	Magellan GP, LLC, its general partner

By:	/s/ John D. Chandler	By:	/s/ John D. Chandler
Name:	John D. Chandler	Name:	John D. Chandler
Title:	Chief Financial Officer & Treasurer	Title:	Chief Financial Officer & Treasurer

Magellan Midstream Holdings, L.P.
By:	Magellan Midstream Management, LLC, its general partner

By:	/s/ John D. Chandler
Name:	John D. Chandler
Title:	Chief Financial Officer & Treasurer

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